Exhibit (a)(5)(c)

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Paul Surdez (investors) – 336-436-5076 Investor@labcorp.com Pattie Kushner (media) – 336-436-8263 Media@labcorp.com

LABCORP’S ACQUISITION OF SEQUENOM

CLEARS ANTITRUST REVIEW

Burlington, NC, August 23, 2016 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, applicable to the acquisition of Sequenom, Inc. (“Sequenom”) by LabCorp has expired. As previously announced, LabCorp and Savoy Acquisition Corp., its direct wholly owned subsidiary (“Purchaser”), commenced a tender offer on August 9, 2016 for all of the outstanding shares of common stock of Sequenom, including the associated preferred stock purchase rights, for $2.40 net to the seller in cash, without interest thereon and subject to applicable withholding taxes. The expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the pending acquisition. The tender offer and any withdrawal rights are scheduled to expire at 12:01 a.m., Eastern Time, on Wednesday, September 7, 2016, unless the tender offer is extended. Consummation of the tender offer remains subject to other customary closing conditions, including satisfaction of the minimum tender condition under the agreement and plan of merger entered into by LabCorp, Purchaser and Sequenom on July 26, 2016.

Important Additional Information Has Been Filed with the Securities and Exchange Commission (“SEC”)

The tender offer described in this press release has commenced, but this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Sequenom, Inc.’s common stock. The tender offer is being made pursuant to a tender offer statement and related materials. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND RELATED MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement and related materials, including an offer to purchase and letter of transmittal, have been filed by Laboratory Corporation of America Holdings and Savoy Acquisition Corp. with the SEC, and the solicitation/recommendation statement has been filed by Sequenom, Inc. with the SEC. Investors and security holders may obtain a free copy of these statements and other documents filed by Laboratory Corporation of America Holdings and Savoy Acquisition Corp. or Sequenom, Inc. with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to Morrow Sodali Global, LLC, the information agent for the tender offer, at (203) 658-9400 for banks and brokers or (855) 222-5261 for shareholders and all others.

About LabCorp®

Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp visit www.labcorp.com and to learn more about Covance Drug Development visit www.covance.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation: the risk that the remaining conditions to the offer or the merger set forth in the agreement and plan of merger will not be satisfied or waived; uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Sequenom stockholders will tender their stock in the offer; the risk that competing offers will be made; changes in either companies’ businesses during the period between now and the closing; the successful integration of Sequenom into LabCorp’s business subsequent to the closing of the transaction; adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, including under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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